For: YTB International, Inc.

Investor Contacts:
Yemi Rose
KCSA Strategic Communications
212-896-1233

YTB INTERNATIONAL ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2009

•	Company reduces net loss for six-month period
•	Company significantly reverses net loss from continuing operations for quarter

WOOD RIVER, Ill., August 10, 2009 – YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, Bermuda, the Bahamas, the U.S. Virgin Islands, and Canada, today announced its financial results for the quarter ended June 30, 2009.

Total revenue for the quarter ended June 30, 2009 decreased 59% to $18.1 million, compared to $43.7 million for the second quarter of 2008. However, net income from continuing operations increased to $1.3 million in the second quarter of 2009, compared to a net loss of ($0.1) million for the second quarter of 2008.  Net loss for the quarter ended June 30, 2009 was ($1.6) million, or ($0.02) per diluted share, compared to a net loss of ($0.2) million, or ($0.00) per diluted share, for the same period of 2008. The net loss was primarily attributable to a decline in the number of new Internet Business Centers (“IBCs”) sold during the quarter in addition to discontinued operations costs of ($2.9) million.  General and administrative expenses decreased by $2.2 million in the second quarter of 2009 compared to the same period of 2008, primarily attributable to the Company’s cost reduction program.

The Company reduced its net loss for the six months ended June 30, 2009 by $0.2 million to ($3.5) million, or ($0.03) per diluted share, compared to a net loss of ($3.7) million, or ($0.04) per diluted share, for the same period of 2008. The Company’s six-month results were significantly impacted by the recording of the sale of REZConnect Technologies, Inc., formerly a wholly-owned subsidiary of the Company, and related exit costs at the end of the second quarter of 2009.

As of June 30, 2009, the Company had cash and cash equivalents of $1.0 million.

Scott Tomer, YTB Chief Executive Officer commented, “While our company still has work to do with regard to continued cost cutting, we are bolstered by both the reduction of our net loss for the first half of the year, and the significant improvement in net income from continuing operations in the second quarter. Although our industry continues to feel the effects of the current economic downturn, we remain cautiously optimistic as we are seeing signs of a return of consumer confidence, and we are hopeful that will in turn lead to increased spending on travel. While I am hesitant to say that the worst of the economic turmoil is behind us, I am confident that with our new marketing initiatives and expanded service offerings, we will be able to turn the corner in the near future.”

Mr. Tomer concluded, “Looking to the second half of the year, we plan to continue to effectively manage our cost structure, ensuring that we are as agile as possible in order to take advantage of the inevitable market turnaround. Through our ongoing marketing initiatives, we are working to increase travel sales, while simultaneously working to make it easier and more affordable for our Site Owners to manage their businesses.  We recognize that today’s customers are more value oriented in their purchase decisions, and in turn have responded by expanding the value received in running an IBC by bringing “in-house” our new “Shop YTB” where store owners can direct customers to shop for items that they would already normally purchase online, allowing the store owner to receive cash back on these purchases. This is just one of many new programs that we are putting in place with the knowledge that, once the economy begins to turn, the value of our platform will speak for itself.”

About YTB International

YTB International, Inc. was recognized as the 25th largest seller of travel in the U.S. in Travel Weekly’s 2009 Power List, based on 2008 annual retail value of travel services booked.

YTB provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands. The Company operates through three subsidiaries: YTB Marketing, Inc. (formerly YourTravelBiz.com, Inc.), YTB Travel Network, Inc., and YTB Franchise Services, Inc.

For more information about YTB International visit http://www.ytb.com or http://www.thefactsaboutytb.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2008. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(Tables Follow)

YTB International, Inc.
Condensed Consolidated Balance Sheets

Dollars in thousands	(Unaudited) June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,003	$1,203
Other current assets, net	10,507	16,576

Total current assets	11,510	17,779

Property and equipment, net	17,471	18,728
Intangible assets, net	2,285	2,322
Goodwill	2,979	2,979
Other assets	72	1,278

TOTAL ASSETS	$34,317	$43,086

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$18,289	$26,942

Other long-term liabilities	2,955	951

TOTAL LIABILITIES	21,244	27,893

TOTAL STOCKHOLDERS' EQUITY	13,073	15,193

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$34,317	$43,086

YTB International, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

Dollars in thousands, except share	Three months ended June 30
and per share data	2009	2008

Total net revenues	$18,048	$43,700

Operating expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	16,316	43,133
Depreciation and amortization	678	676

Total operating expenses	16,994	43,809

Income (loss) from continuing operations	1,054	(109)

Other income (expense):
Interest and dividend income	44	76
Interest expense	(22)	(36)
Foreign currency translation gain (loss)	13	(17)

Total other income (expense)	35	23

Income (loss) from continuing operations before income tax provision
	1,089	(86)

Income tax (credit) provision	(192)	14

Net Income (loss) from continuing operations	1,281	(100)

Net loss from discontinued operations	(2,871)	(99)

Net loss	$(1,590)	$(199)

Net income (loss) per share:

Weighted average shares outstanding - basic for Class A and Class B shares	105,627,059	103,183,276

Weighted average shares outstanding - diluted for Class A and Class B shares	105,627,059	103,183,276

Net income (loss) per share from continuing operations - basic*	$0.01	$(0.00)
Net loss per share from discontinued operations - basic*	$(0.03)	$(0.00)
Net loss per share - basic*	$(0.02)	$(0.00)

Net income (loss) per share from continuing operations - diluted*	$0.01	$(0.00)
Net loss per share from discontinued operations - diluted*	$(0.03)	$(0.00)
Net loss per share - diluted*	$(0.02)	$(0.00)

* Amounts for Class A and Class B shares are the same under the two-class method.

YTB International, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

Dollars in thousands, except share	Six months ended June 30
and per share data	2009	2008

Total net revenues	$39,420	$85,655

Operating expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	38,642	87,938
Depreciation and amortization	1,336	1,212

Total operating expenses	39,978	89,150

Loss from continuing operations	(558)	(3,495)

Other income (expense):
Interest and dividend income	71	131
Interest expense	(48)	(51)
Foreign currency translation gain (loss)	15	(18)

Total other income (expense)	38	62

Loss from continuing operations before
income tax provision	(520)	(3,433)

Income tax (credit) provision	(82)	119

Net loss from continuing operations	(438)	(3,552)

Net loss from discontinued operations	(3,064)	(165)

Net loss	$(3,502)	$(3,717)

Net loss per share:

Weighted average shares outstanding - basic for Class A and Class B shares	104,715,067	103,020,872

Weighted average shares outstanding - diluted for Class A and Class B shares	104,715,067	103,020,872

Net loss per share from continuing operations - basic*	$(0.00)	$(0.03)
Net loss per share from discontinued operations - basic*	$(0.03)	$(0.00)
Net loss per share - basic*	$(0.03)	$(0.04)

Net loss per share from continuing operations - diluted*	$(0.00)	$(0.03)
Net loss per share from discontinued operations - diluted*	$(0.03)	$(0.00)
Net loss per share - diluted*	$(0.03)	$(0.04)

* Amounts for Class A and Class B shares are the same under the two-class method.